Bank of America 100 North Tryon Street Charlotte, NC 28255 Tel 704.386.5000

Amendment No. 1 (Dated September 15, 2004) to Pricing Supplement No. 0333 dated September 9, 2004 (To Prospectus dated April 14, 2004 and Prospectus Supplement dated April 15, 2004)	Rule 424(b)(2) File Number 333-112708

Senior Medium-Term Notes, Series K

Principal Amount: Issue Price: Commission or Discount: Proceeds to Corporation:	Banc of America Securities LLC Guzman & Company The Williams Capital Group, L.P. Total 100.0% 0.2% 99.8%	$490,000,000.00 $ 5,000,000.00 $ 5,000,000.00 $500,000,000.00 $500,000,000.00 1,000,000.00 $499,000,000.00

Agents:	Banc of America Securities LLC, Guzman & Company, and The Williams Capital Group, L.P., as agents
Original Issue Date:	September 15, 2004
Stated Maturity Date:	September 18, 2009
Cusip #:	06050 MDY0
Form: Minimum Denominations:	Book entry only The notes are issued in minimum denominations of $250,000 and multiple integrals of $250,000 in excess of $250,000.
Interest Rate:	Floating
Daycount Convention:	Actual/360
Base rate:	LIBOR Telerate Page 3750
Index Maturity:	90 days
Spread:	+9.0 bps for the period September 15, 2004 to, but excluding, December 18, 2007 +20.0 bps for the period December 18, 2007 to, but excluding, the maturity date
Initial Interest Rate:	1.97%
Interest Reset Period:	Quarterly, commencing on December 18, 2004
Interest Reset Dates:	March 18, June 18, September 18, and December 18 of each year, commencing December 18, 2004
Interest Determination Date:	Two London business days prior to the Interest Reset Date
Interest Payment Dates:	March 18, June 18, September 18, and December 18 of each year, commencing December 18, 2004
May the Notes be redeemed by the Corporation prior to maturity?	Yes (See below)
The notes will be subject to redemption at the option of the Corporation, in whole, on the Interest Payment Date occurring December 18, 2007 and quarterly on each Interest Payment Date occurring thereafter at a redemption price equal to 100% of the Principal Amount of the Notes, plus accrued interest thereon, if any, upon at least 30 calendar days prior notice to the Noteholder and the Trustee, as described in the Prospectus Supplement.
May the Notes be repaid prior to maturity at the option of the holder?	No
Discount Note?	No

Selling Restrictions:

People's Republic of China

Each Agent has represented, warranted, and agreed that the notes are not being offered or sold and may not be offered or sold, directly or indirectly, in the People's Republic of China (for such purposes, the Hong Kong and Macau Special Administrative Regions, and Taiwan are not included).

Singapore

None of this pricing supplement, the prospectus supplement, the prospectus, or any other document relating to the notes has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement, the prospectus supplement, and the prospectus, and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale, or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the notes to the public in Singapore.

South Korea

The notes may not be offered or sold or, delivered within Korea or to, or for the benefit of, residents in Korea. Any sale of the notes to non-institutional investors, including secondary sales by qualified institutional investors, may constitute a violation of the Securities Exchange Act of Korea and related regulations.

Switzerland

The notes described in this pricing supplement, the prospectus supplement, and prospectus are not being offered to the public in Switzerland. This pricing supplement, the prospectus supplement, and prospectus are being communicated in Switzerland to a limited circle of selected investors only. Each copy of this pricing supplement, the prospectus supplement, and prospectus is addressed to a specifically named recipient and shall not be passed on to a third party.